For Immediate Release	Contact: Mark Trinske Director of Investor, Public & Government Relations Affinia Group Inc. (734) 827-5412

AFFINIA GROUP REPORTS IMPROVED GROSS PROFIT

FOR THE THIRD QUARTER OF 2007

ANN ARBOR, MICHIGAN, November 8, 2007 – Affinia Group Inc. announced improved gross profit for the third quarter ended September 30, 2007. The company also announced improved gross profit and net income for the nine months ended September 30, 2007.

“During the third quarter, we continued implementing our comprehensive restructuring plan. This effort is now in its second year and is about halfway complete. We estimate that we will incur approximately $62 million of cash and non-cash restructuring costs during the remainder of 2007, 2008 and 2009. We continue to expect the total cash and non-cash restructuring costs to aggregate to $152 million,” said Thomas Madden, Affinia’s Chief Financial Officer.

For the third quarter of 2007, net sales were $541 million, as compared to $548 million for the third quarter of 2006.

Gross profit for the quarter increased to $101 million, a 3 percent improvement over the $98 million reported for the third quarter of 2006.

Selling, general and administrative expenses for the third quarter of 2007 were $78 million as compared to $76 million for the same period in 2006.

Net income for the quarter ended September 30, 2007 was $4 million, compared to net income of $12 million for the quarter ended September 30, 2006. The variance in net income was the result of a $4 million tax burden for the third quarter of 2007 as compared to a $4 million tax benefit for the third quarter of 2006.

“While restructuring progress has been somewhat slower than initially anticipated we are convinced that our strategic rationale is solid and is the key to our future growth,” said Terry McCormack, Affinia Group’s Chief Executive Officer. “We are making solid progress, and we expect that the enhanced global manufacturing and distribution capabilities we are developing will position us as a true global low-cost aftermarket manufacturing company able to compete everywhere in the world,” said McCormack.

For the nine months ended September 30, 2007, net sales were $1.62 billion, as compared to $1.66 billion for the same period in 2006.

Gross profit for the nine months increased to $292 million, an increase of $3 million compared to $289 million for the same period in 2006.

Selling, general and administrative expenses for the nine months ended September 30, 2007 were $240 million as compared to $245 million for the same period in 2006.

Net income for the nine months ended September 30, 2007 increased to $5 million, compared to $4 million for the same period in 2006.

As of September 30, 2007 Affinia had $59 million of cash. Total long-term debt outstanding as of September 30, 2007 was $597 million, unchanged from the year ended December 31, 2006. Affinia had no borrowings under its receivables securitization program. At September 30, 2007 Affinia continued to be in compliance with all covenants in its senior credit agreement including the following financial covenants: a leverage ratio, cash interest expense ratio and a maximum annual capital expenditure.

Conference Call

Affinia will hold a conference call to discuss its third quarter 2007 financial results on Friday, November 9, 2007 at 11:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia’s web site: www.affiniagroup.com on Thursday, November 8, 2007.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 13827888. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 13827888.

Affinia Group Inc. is a global leader in the on and off highway replacement products and service industry. In North America the Affinia family of brands includes WIX® filters, Raybestos® brand brakes and AIMCO® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this report, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations;

changes to anti-dumping rates; risk of impairment to intangibles and goodwill; risk of a successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; the threat of work stoppages and other labor disputes; challenges to our intellectual property portfolio; and our exposure to product liability and other liabilities for which Dana Corporation retained responsibility due to its Chapter 11 filing. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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